Exhibit 4.1

BRIDGE NOTE

February 2, 2009
Houston, Texas

FOR VALUE RECEIVED, Bonanza Oil and Gas, Inc. (the "Maker"), hereby promises to pay Thomas D. Harris (the "Payee"), at such place as Payee may, from time to time, designate, the principal sum of $285,000 (two hundred eighty five thousand and no/100) in lawful money of the United States ninety (90) days from the date hereof (the “Maturity Date”).

Maker further promises to pay interest on the unpaid principal balance hereof at the rate of fourteen percent (14%) per annum, such interest to be paid at maturity. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Virginia.

This Note can be prepaid in whole or in part at any time without the consent of the Payee provided that Maker shall pay all interest on the principal for the entire term of the note.

Maker warrants that any proceeds from an offering of financial instruments of any type (including equity, debt, hybrid, or other offering) that it receives after the date of receipt of monies related to this Note shall be first used to repay all interest and principal pursuant to this Note before being used for any other purpose whatsoever.

Notwithstanding the due date of this Note specified above, the entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following:

The Maker becoming insolvent (however defined or evidenced), committing an act of bankruptcy, making an assignment for the benefit of creditors or making or sending a notice of intended bulk transfer, or if a meeting of creditors is convened or a committee of creditors is appointed for, or any petition or proceeding for any relief under any bankruptcy, reorganization, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute now or hereinafter in effect (whether at law or in equity) is filed or commenced by or against Maker or any property of Maker, or the appointment of a receiver or trustee for Maker or any property of Maker.

The Maker waives demand, presentment, protest and notice of any kind.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by both parties.

This Note shall be governed by and construed in accordance with the laws of the State of Virginia to the benefit of the Payee, its successors, endorsees, assigns, heirs, administrators and executors and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker.

The outstanding principal balance of this Note, and any accrued interest thereon, shall become immediately due and payable without notice, presentment, protest or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(i)	the Maker fails to pay any of the principal, interest or any other amounts payable under this Note within five (5) business days when due and payable;

(ii)
the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(iii)
 an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within ninety (90) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker by any court having jurisdiction in any of the foregoing;

(iv)
(iv) the occurrence of a breach or default under any agreement, instrument or document to which the Maker is a party or by which it is bound involving any obligation for borrowed money of more than $100,000 in the aggregate that remains uncured for at least thirty (60) business days; or

Upon and after an Event of Default, the outstanding principal balance hereunder shall continue to bear interest at a per annum interest rate equal to prime plus ten percent (10%) until the Event of Default is cured or repayment in full has been made to the Payee.

Upon the existence of an Event of Default that remains uncured, the Payee shall have the right to declare the outstanding principal balance of this Note, together with all accrued interest, immediately due and payable and the Payee shall thereafter have all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the state of Virginia.

The outstanding principal balance of this Note, and accrued interest thereon, may be prepaid in whole or in part at any time; however, the full interest will still be levied. Maker shall not be liable hereunder for any further interest on any amounts so prepaid. All prepayments of this Note shall be applied first to accrued and unpaid interest, and then to outstanding principal.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

No delay or omission on the part of the Payee in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.
If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

Miscellaneous.

a. The representations and warranties of the Borrower contained herein shall not survive the Closing Date.

b. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without giving effect to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

c. The Bank and Borrower agree to submit to binding arbitration by the American Arbitration Association (the "AAA")of all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in Virginia in accordance with AAA Rules. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. The institution and maintenance of an action for judicial relief or for any provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Discovery will be governed by the Virginia Rules of Civil Procedure. Discovery must be completed at least 20 days before the hearing date and within 180 days of the commencement of arbitration. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognovit judgment, if available. These exceptions do not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

d. Any forbearance, failure, or delay by the Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of the Lender’s rights, powers, and remedies shall continue in full force and effect until specifically waived in writing by the Lender.
e. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

f. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

g. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

h. This Agreement, the Bridge Note and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

i. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lender. Notwithstanding the foregoing, the Lender may assign its rights hereunder to any other person or entity without the consent of the Borrower.

j. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

k. All remedies of the Lender under this Agreement, the Bridge Note and the other Bridge Loan Documents (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together with other lenders against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore may occur, and (iv) shall not be construed to be waived or released by the Lender’s delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

Bonanza Oil and Gas, Inc.

February 2, 2009	By:	/s/ William Wiseman
William Wiseman
CEO

By:/s/ Thomas D. Harris

Thomas D. Harris
8820 Path Valley Road
PO Box 289
Fannettsburg, PA 17221

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Date

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